Exhibit 4.(a).1.2

January 29, 2013

To:          Scailex Corporation Ltd.
Shareholders of Partner Communications Company Ltd. Listed on Annex A Attached Hereto

Re: Letter of Undertaking

We, the undersigned, S.B Israel Telecom Ltd., hereby undertakes and agrees to be bound by the Restatement of Relationship Agreement by and among the shareholders of Partner Communications Company Ltd. (the "Company") listed on Annex A attached hereto, dated April 20, 2005, as amended ("Relationship Agreement"), as if we were an original party thereto.

In no way derogating from the foregoing, the undersigned hereby undertakes and agrees to maintain the “Required Founders Percentage” (as such term is defined in the Relationship Agreement and Section 22A of the licence dated April 7, 1998 granted by the Minister of Communications to the Company, as amended from time to time (the “Licence”)).

This letter of undertaking shall be deemed to join the undersigned as a party to the Relationship Agreement.

Sincerely, S.B Israel Telecom Ltd. Signature : ___/s/ Adam Chesnoff
Name: Adam Chessnoff
Title: Director

Acknowledged and Agreed:

Scailex Corporation Ltd.

Signature :	__/s/ Yahel Shachar
Name:	Yahel Shachar
Title:	CEO
Signature :	__/s/ Galit Alkalay-David
Name:	Galit Alkalay
Title:	CFO

Cc: Partner Communications Company Ltd.

Annex A

Shareholders Table

No.	Name	Reg. No.
1	Scailex Corporation Ltd.	52-003180-8
2	Suny Electronics Ltd.	52-004075-9
3	Hot Net Internet Services Ltd.	51-212970-1
Harel Insurance Company Ltd.
4	Nativ Gemel	52-002235-1
5	Harel Pensia	51-226759-2
6	Harel Insurance Company Ltd. - Maslulim	52-000407-8
7	Harel Insurance Company Ltd.- on behalf of the participating policies	52-000407-8
8	Otzma leumi kupat tagmulim-leAtzmaim	52-002149-4
9	Rimon kupat tagmulim leAtzmain vele shirim	52-002364-9
10	Taoz kupat tagmulim leAtzmain vele shirim	52-002245-0
11	Harel Atidit Provident Funds Ltd. as trustee of Harel Gilad Gemel	51-286736-7
Dash Kupot Gemel Ltd.
12	Dash Gemel	51-206520-2
13	Dash Hishtalmut	51-206520-2
14	Capital Gemel Zahav	51-206520-2
15	Capital Gemel	51-206520-2
16	Capital Hishtalmut	51-206520-2
17	Capital Berger Economist Clali	51-206520-2
18	Capital Berger Economist Hishtalmut	51-206520-2
19	Dash Kupat Gemel Titanium	51-206520-2
20	Dash Titanium Keren Hishtalmut	51-206520-2

21	The Phoenix Insurance Company Ltd.	52-002318-5
22	The Phoenix Pension and Provident Fund Management Ltd.	51-175151-3
23	The Phoenix Provident Fund Ltd.	51-347750-5
Excellence Kuppot Mizrachi Lesheavar Ltd.
24	"Atid" Central Provident Savings Scheme Fund (previously part of Mizrahi Tfahot group)	51-388821-4
25	"Assaf" Continuing Education For Employees Fund (previously part of Mizrahi Tfahot group)	51-388821-4
26	"Lior" Central Provident Savings Scheme Fund (previously part of Mizrahi Tfahot group)	51-388821-4
27	Severance Pay Fund (previously part of Mizrahi Tfahot group)	51-388821-4
28	Excellence Tagmulim and Pitzuim	51-302648-4
29	Excellence Hishtalmut	51-302648-4
30	Excellence Merkazit Lepitzuim	51-302648-4